Exhibit 10.28
EMPLOYMENT AGREEMENT
THIS AGREEMENT, made and entered into as of the 29th day of April, 2009 by and between FBL Financial Group, Inc., an Iowa corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and James E. Hohmann (the “Executive”).
WITNESSETH:
WHEREAS, the Company is in need of a Chief Executive Officer (“CEO”) on an interim basis until a permanent CEO is selected; and
WHEREAS, the Company desires to employ the Executive on an interim basis as a CEO and to enter into an agreement embodying the terms of such employment (this “Agreement”) and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
SECTION 1. Definitions.
(a)	“Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified. The Company’s current affiliates applicable to this Agreement ( “Affiliated Companies”) are listed on Exhibit A, attached hereto.

(b)	“FBL” shall mean FBL Financial Group, Inc., an Iowa corporation.

(c)	“Base Salary” shall mean the annual rate of salary provided for in Section 4 below or any increased annual rate of salary granted to the Executive pursuant to Section 4.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean:
(i)	The Employee’s willful and continued failure to substantially perform the Employee’s duties with the Company or its Affiliates (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed his or her duties;

(ii)	The final conviction of the Employee of, or an entering of a guilty plea or a plea of no contest by the Employee to, a felony; or

(iii)	The willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For the purposes of this definition, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its Affiliates, will be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company and its Affiliates.
(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Constructive Termination Without Cause” shall mean termination by the Executive of his employment at his initiative following the occurrence of any of the following events without his consent:
(i)	A reduction in the Executive’s current Base Salary, or the current total number of restricted stock shares available under the Incentive Bonus which may (or may not) become vested in Executive.

(ii)	The failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 calendar days after a merger, consolidation, sale or similar transaction; or

(iii)	Any breach of this Agreement by the Company.
Following written notice from the Executive, as described above, the Company shall have 15 calendar days in which to cure. If the Company fails to cure, the Executive’s termination shall become effective on the 16th calendar day following the written notice.
(h)	“Disability” shall mean the Executive’s inability, due to physical incapacity, to substantially perform his duties and responsibilities under this Agreement as determined by a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(i)	“Effective Date” shall mean April 29, 2009.

(j)	“Stock” shall mean Class A Common Stock of the Company.

(k)	“Incentive Bonus” shall have the definition set forth in Section 5(a) of this Agreement.

(l)	“Term of Employment” shall mean the period specified in Section 2 below.
SECTION 2. Term of Employment.
(a)	The Term of Employment shall begin on the Effective Date and end on December 31, 2009. Notwithstanding the foregoing, after the Effective Date, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 9 and the Articles of Incorporation and the By-Laws of the Company.
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann

(b)	Executive agrees to execute such resignations as deemed necessary by the Board for the board of director and/or officer positions which Executive automatically assumes as a result of his duties specified in Section 3 herein, with such resignations to become effective on December 31, 2009 in the event the Executive is not appointed as the permanent CEO by such date.
SECTION 3. Position, Duties and Responsibilities.
(a)	Commencing on the Effective Date and continuing until the date of December 31, 2009, the Executive shall be employed as the Interim Chief Executive Officer of FBL and its Affiliated Companies and shall have the duties and responsibilities of the Chief Executive Officer as are set forth in the Articles of Incorporation and the By-Laws of FBL and its Affiliated Companies. The Executive, in carrying out his duties under this Agreement, shall report to the Board. During the Term of Employment, the Executive shall devote such business time and attention to the business and affairs of the Company as shall be necessary to discharge his responsibilities hereunder and shall use his best efforts, skills and abilities to promote its interests.

(b)	Nothing herein shall preclude the Executive, subject to the approval of the Board, from (i) serving on the boards of directors of a reasonable number of other corporations, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not materially interfere with the proper performance of his duties and responsibilities under Section 3(a).
SECTION 4. Base Salary.
During the Term of Employment, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $669,600. This amount will be payable in equal monthly installments of $55,800, and will be payable on such dates each month during the Term of Employment as all other salaried employees of the Company.
SECTION 5. Incentive Compensation.
During the Term of Employment, the Executive may qualify for an Incentive Bonus as provided for in the Restricted Stock Agreement attached hereto as Exhibit B.
SECTION 6. Pension.
If at the end of the Term of Employment as Interim Chief Executive Officer, Executive applies for and is hired as Chief Executive Officer of FBL, time served as Interim chief Executive Officer, the amount paid as base salary, and time served under this agreement, shall be credited towards the Company’s pension plan.
SECTION 7. Employee Benefit Programs.
During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans,
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Notwithstanding the above, Company shall have no obligation to provide benefits to Executive for which Executive does not qualify pursuant to the terms of the benefit plans or programs as a result of the limited term of Executive’s employment under this Agreement.
SECTION 8. Reimbursement of Business and Other Expenses; Executive Services; Vacation.
(a)	The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policies.

(b)	During the Term of Employment, the Company shall provide full-time secretarial support for the Executive’s principal office. The Company shall make available for the Executive’s use appropriate office space (which shall be on the executive floor) and secretarial support when he performs services at the Company’s principal offices in West Des Moines, Iowa.

(c)	The Executive shall be entitled to reasonable vacation during the Term of Employment.

(d)	The Company shall reimburse the Executive for the cost of weekly travel transportation between West Des Moines and his home in North Barrington, Illinois; shall provide a vehicle and credit card for his business use while the Executive is in West Des Moines, Iowa; and shall reimburse the Executive for living expenses (to the extent previously authorized by the Chairman of the FBL Board) incurred in West Des Moines, Iowa during the Term of Employment. The Company shall hold Executive harmless for any tax liability attributable to the reimbursement for such expenses.
SECTION 9. Termination of Employment.
(a)	Termination by the Company for Cause.
(i)	In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to Base Salary through the date of the termination; and

(ii)	All restricted stock which was vested as of the termination date.
(b)	Termination without Cause or constructive termination without Cause.
In the event the Executive’s employment is terminated by the Company without Cause, including termination due to Disability or death, or in the event there is a Constructive Termination without Cause, the Executive shall be entitled to the following benefits:
(i)	Base Salary through the Term of Employment; and

(ii)	All non-contingent restricted stock which was vested as of the termination date.

(iii)	Such contingent restricted stock as appropriate based upon the goals attained prior to the termination date.
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann

(c)	Voluntary Termination.
Except as otherwise provided herein, termination of employment by the Executive on his own initiative, shall have the same consequences as provided in Section 9(a). A voluntary termination under this Section 9(c) shall be effective 30 calendar days after prior written notice is received by the Company.
SECTION 10. Confidential Information; Prohibited Public Statements; Publicity.
(a)	The Company (as hereinafter specially defined for purposes of Sections 10 through 12 hereof), pursuant to the Executive’s employment hereunder, provides him access to and confides in him business methods and systems, techniques and methods of operation developed at great expense by the Company (“Trade Secrets”) and which the Executive recognizes to be unique assets of the Company’s business. The Executive shall not, during or at any time after the Term of Employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except (i) where required by law, (ii) to directors, consultants or employees of the Company in the ordinary course of his duties or (iii) during his employment and in the ordinary course of his services as CEO for such use and disclosure as he shall reasonably determine to be in the best interest of the Company: (A) any such Trade Secrets, (B) any sales prospects, customer lists, products, research or data of any kind, or (C) any information relating to strategic plans, sales, costs, profits or the financial condition of the Company or any of its customers or prospective customers, which are not generally known to the public or recognized as standard practice in the industry in which the Company shall be engaged. The Executive further covenants and agrees that he will promptly deliver to the Company all tangible evidence of the knowledge and information described in (A), (B) and (C), above, prior to or at the termination of the Executive’s employment.

(b)	Neither the Executive nor the Company, its subsidiaries and affiliates and its and their officers or directors (collectively, the “Company Affiliated Entities”) shall, either during or at any time after the Term of Employment, directly or indirectly make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the Company Affiliated Entities or the Executive, as the case may be, or the business prospects of the Company except for (i) such statements which the Executive may be required to make in the ordinary course of his service as a member of, including Chairman of, the Board or (ii) with respect to each of the Executive and the Company Affiliated Entities, as otherwise required by applicable law.

(c)	Neither the Executive nor the Company Affiliated Entities shall publicly comment (including private statements reasonably likely to be repeated publicly) on, or discuss the circumstances surrounding, this Agreement, except as mutually agreed or as required by applicable law.
SECTION 11. Noninterference and Nonsolicitation.
(a)	The Executive agrees that for a period of two (2) years following termination of employment in accordance with this Agreement, the Executive will not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, request or cause any of the Company’s customers to cancel or terminate any existing or continuing business relationship with the Company; solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company (other than clerical employees of the Company) to refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann

Company; induce or attempt to influence any supplier to cease or refrain from doing business or to decline to do business with the Company; divert or attempt to divert any supplier from the Company; or induce or attempt to influence any supplier to decline to do business with any businesses of the Company as such businesses are constituted immediately prior to the termination of employment.
(b)	The Executive acknowledges that the Company is engaged in business throughout the United States. Accordingly and in view of the nature of his position and responsibilities, the Executive agrees that the provisions of this Section shall be applicable to each state in which the Company may be engaged in business during the Term of Employment, or, with respect to the Executive’s obligations following termination of his employment, at the termination of his employment or at any time within the two-year period following the effective date of his termination of employment.
SECTION 12. Equitable Remedies.
The Executive acknowledges that his compliance with the covenants in Sections 10 and 11 of this Agreement is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Executive of the provisions of Section 10 or 11 of this Agreement, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Executive agrees that, in the event of such violation or threatened violation by the Executive, the Company shall be entitled to any injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company. The Executive further agrees that, in the event any of the provisions of Sections 10 and 11 of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.
SECTION 13. Resolution of Disputes.
Except as provided in Section 13, any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in a location mutually agreed to by the Parties, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the mediation, arbitration or litigation, except that the Company shall bear all such costs if the Executive prevails in such mediation, arbitration or litigation on any material issue.
SECTION 14. Indemnification.
(a)	The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Iowa, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.
(b)	Neither the failure of the Company (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 14(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or shareholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c)	The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive which is no less favorable than the policy covering other senior officers of the Company.
SECTION 15. Assignability; Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann

SECTION 16. Representation.
The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents that the performance of his obligations under this Agreement will not violate any agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.
SECTION 17. Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
SECTION 18. Amendment or Waiver.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
SECTION 19. Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
SECTION 20. Survivorship.
Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder, including the covenants and the agreements of Executive set forth in Sections 10, 11 and 12, shall survive any termination of the Executive’s employment. This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party.
SECTION 21. References.
In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann

SECTION 22. Governing Law/Jurisdiction.
This Agreement shall be governed in accordance with the laws of the State of Iowa without reference to principles of conflict of laws.
SECTION 23. Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company: FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266
Attention: General Counsel
If to the Executive: Mr. James E. Hohmann
[REDACTED]
SECTION 24. Headings.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
SECTION 25. Counterparts.
This Agreement may be executed in two or more counterparts.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

FBL Financial Group, Inc.
By:	/s/ CRAIG A. LANG
	Name:	Craig A. Lang
	Title:	Chairman of the Board

By:	/s/ JAMES E. HOHMANN
James E. Hohmann

Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann

EXHIBIT A
“Affiliated Companies” shall include the following companies:
Farm Bureau Life Insurance Company
Farm Bureau Mutual Insurance Company
FBL Financial Group, Inc.
EquiTrust Life Insurance Company
Western Agricultural Insurance Company
EquiTrust Marketing Services, L.L.C.
EquiTrust Investment Management Services, Inc.
EquiTrust Series Fund, Inc.
EquiTrust Money Market Fund, Inc.
EquiTrust Variable Insurance Series Fund
FBL Leasing Services, Inc.
EquiTrust Assigned Benefit Company
FBL Insurance Brokerage, Inc.
Western Ag Insurance Agency, Inc.
Western Farm Insurance Agency, Inc.
Western Computer Services, Inc.
FBL Financial Services, Inc.
FBL Financial Group Capital Trust
Crop 1 Insurance Direct, Inc.
Employment Agreement between FBL Financial Group, Inc. and James E. Hohmann